The Board of Trustees and Shareholders
Benham Target Maturity Trust:

We consent to the inclusion in Benham Target Maturity Trust's Post-Effective Amendment No. 24 to the Registration Statement No. 2-94608 filed on Form N-1A under the Securities Act of 1933 and Amendment No. 26 to the Registration Statement No. 811-4165 filed on Form N-1A under the Investment Company Act of 1940 of our reports dated November 3, 1995 on the financial statements and financial highlights of Benham Target Maturity Trust for the periods indicated therein, which reports have been incorporated by reference in the Statements of Additional Information of Benham Target Maturity Trust. We also consent to the reference to our firm under the heading "Financial Highlights" in the Prospectus of the Trust and under the heading "About the Trust" in the Statement of Additional Information which is incorporated by reference in the Prospectus.

/s/KPMG Peat Marwick LLP

San Francisco, California
November 27, 1995